EXHIBIT 2.2

AMENDMENT NUMBER ONE TO PURCHASE AGREEMENT

The undersigned, being parties to that certain Purchase Agreement dated as of June 14, 2004 (the “Agreement”), hereby agree, pursuant to Section 10.10 of the Agreement, as follows:

1.	The definition of “Retained Liabilities” as set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Retained Liabilities” means (a) the Evanston IRB’s, (b) the Inter-company Debt, (c) severance and other amounts owed to Jack Schoettert after the Closing, including amounts due after the Closing pursuant to his letter agreements with the Company dated March 22, 2002 and October 3, 2003, but excluding any stay bonus due pursuant to his letter agreement dated March 12, 2004 (which shall be paid at Closing in accordance with Section 5.19), (d) all amounts due and any other liabilities arising from or related to the demands of Tammy Graham set forth in the letter dated April 7, 2004 with respect to her promotion to President of the Company and, solely in the event she is not employed by the Company immediately following the Closing, with respect to any severance or other post-termination compensation which may be owed to her, (e) all Environmental Liabilities (without giving effect to any exclusion of special, punitive or consequential damages) with respect to any real property owned or previously owned by the Company or any of its subsidiaries or a predecessor in interest other than Environmental Liabilities arising from the ownership of the Real Property or the operation of the Business on the Real Property prior to the Closing, (f) all liabilities related to the Outstanding Bonds arising on or prior to the Closing Date, including, without limitation, all Redemption L/C Fees attributable to the period on or prior to the Closing Date and all interest accrued through the Closing Date, but excluding amounts payable by Purchaser pursuant to Sections 5.12 or 5.16(a); (g) fines or penalties caused by the failure of the Company to have the license applied for in Schedule 3.13, (item 5), (h) all obligations and liabilities (whether arising before or after the Closing) with respect to the J&L Specialty Steel, Inc. Pension Plan and (i) all Losses (without regard to the limitation on consequential damages set forth in clause (a) of the definition of “Losses”) arising out of claims brought by Juan Vaca, a former employee of the Company based at the Evanston Property, including all Losses resulting from (x) charge number 2003CF2974 brought by Mr. Vaca under the Illinois Human Rights Act and (y) the charge brought before the Equal Opportunity Commission related thereto.

2.	Section 5.23 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.23 Joint Signature Account. No later than five (5) Business Days prior to Closing, Purchaser and Guarantor shall establish an interest-bearing joint signature account at Harris Trust and Savings Bank and shall execute and deliver all signature cards and other documentation to establish such account. Such joint signature account (a) shall be funded with an initial deposit of $2,000, consisting of a $1,000 deposit by or on behalf of each of Purchaser and Guarantor, and (b) shall be designated in the Letter of Credit as the account to which all funds drawn on the Letter of Credit shall be disbursed.”

3.	Article V of the Agreement is hereby amended by inserting the following Section 5.24 immediately following Section 5.23:

“Section 5.24 Transfer of Website. Seller shall and hereby does assign and transfer to the Company all right, title and interest of Seller in and to the j-fsteel.com website (the “Website”), including all of the following in which Seller has any right, title or interest and that are used exclusively in connection with the Website as of the Closing Date: (a) domain names (including j-fsteel.com); (b) software (on CD or DVD media), including all object code, source code and developer’s notes; (c) registered and unregistered copyrights; (d) patents and patent applications; (e) trade secrets and other confidential information, know-how, proprietary processes, algorithms and methodologies; and (f) trademarks, service marks and trade names, together with all goodwill, registrations and applications related to the foregoing; but excluding the web servers and other hardware used to host the Website. Before and for a period not to exceed 60 days after the Closing, Seller shall upon request provide reasonable cooperation to the Company to effect such assignment and transfer, including execution of appropriate documents drafted by the Company for such purpose and technical assistance to allow the Company to commence hosting the Website using web servers of the Company or Purchaser with minimal disruption to the operation of the Website.”

4.	Section 8.6 of the Agreement is hereby amended by inserting the following sentences at the end of such Section:

“Seller shall, for a period not to exceed 60 days after the Closing, continue to provide the Company with access to and use of the Company’s existing email system without charge and without change to the existing hardware/communications configuration, except for such changes as may be made in performance of the parties’ obligations under this Section 8.6. During such period, Seller shall cooperate with Purchaser and the Company as necessary to convert all email addresses used in the business of the Company to a format compatible with Purchaser’s email system. All emails received by or sent from email accounts of Seller and its Affiliates, on one hand, or Purchaser and its Affiliates (including the Company) on the other hand (including all email accounts that have not yet been converted or transferred from the email system serviced by Seller and its Affiliates) shall be confidential information of the respective owners of such accounts. Neither Seller and its Affiliates, on one hand, nor (if and to the extent that Purchaser or its Affiliates have access to emails of Seller or its Affiliates) Purchaser and its Affiliates (including the Company) on the other hand shall permit their personnel or any third party to view any of the other party’s accounts (including all email accounts serviced by the other party’s email system) or any emails contained therein without such other party’s express written permission.”

5.	The provisions of the Agreement that have not been amended hereby shall remain in full force and effect. The provisions of the Agreement, as amended hereby, shall remain in full force and effect.

6.	This Amendment Number One to the Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.	This Amendment Number One to the Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois other than conflict of laws principles thereof directing the application of any law other than that of Illinois.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to the Agreement to be executed and delivered as of the 29th day of July, 2004.

RYERSON TULL, INC.

By:	/s/ Jay M. Gratz
Name:	Jay M. Gratz
Title:	Executive Vice President and
Chief Financial Officer
ARBED AMERICAS, LLC

By:	/s/ Bruno Le Forestier
Name:	Bruno Le Forestier
Title:	President

By:	/s/ Jacques Ruppert
Name:	Jacques Ruppert
Title:	Treasurer
J&F STEEL, LLC

By:	/s/ Jack Schoettert
Name:	Jack Schoettert
Title:	President

By:	/s/ Wolfgang Nothelle
Name:	Wolfgang Nothelle
Title:	Secretary

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ARCELOR USA HOLDING, INC.

By:	/s/ Bruno Le Forestier
Name:	Bruno Le Forestier
Title:	President

By:	/s/ Jacques Ruppert
Name:	Jacques Ruppert
Title:	Treasurer
ARCELOR S.A.

By:	/s/ Bruno Le Forestier
Name:	Bruno Le Forestier
Title:	Authorized Signatory

By:	/s/ Jacques Ruppert
Name:	Jacques Ruppert
Title:	Authorized Signatory

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